                                                          Exhibit 5.1


                                                          Matter Number: 1009215


                      [OSLER, HOSKIN & HARCOURT LETTERHEAD]

June 1, 2000


Delano Technology Corporation
302 Town Centre Blvd.
Markham, Ontario
L3R 0E8
Canada

Dear Sirs:

Re:      Delano Technology Corporation Employee Stock Purchase Plan
-------------------------------------------------------------------

We are Canadian counsel to Delano Technology Corporation (the "Corporation"). We are providing this opinion in connection with the filing by the Corporation with the United States Securities and Exchange Commission of the Registration Statement on Form S-8 (the "Registration Statement") registering 1,000,000 Common Shares of the Corporation (the "Plan Shares") for issuance under the Corporation's Employee Stock Purchase Plan (the "Plan").

In connection with the opinions expressed herein we have considered such questions of law and examined such corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions hereinafter expressed. In all such examinations we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

We have also relied, as to certain factual matters, upon a certificate of David Lewis, the General Counsel and Secretary of the Company, dated of even date herewith.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. We have not made any independent examination of the laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada in force in the Province of Ontario.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1. All necessary corporate action has been taken by the Corporation to adopt the Plan.

2. When (i) options to purchase the Plan Shares are granted in accordance with the terms of the Plan; (ii) such options are duly exercised in accordance with the terms of the Plan; (iii) the Plan Shares are issued in accordance with the terms of the various agreements and instruments relating thereto; (iv) the prescribed exercise price is paid to the Corporation in accordance with the terms of the Plan; and (v) all other conditions contained therein have been satisfied or waived, the Plan Shares will be validly issued and outstanding as fully paid and non-assessable shares.

We acknowledge that we are referred to in Item 8 of the Registration Statement and we hereby consent to the use of this opinion and consent for filing with the Registration Statement as Exhibits 5.1 and 23.1 thereto.

This opinion is rendered solely for the benefit of Delano Technology Corporation and may not be used or relied upon for any other purpose or used or relied upon by any other person without our prior written consent.

Yours very truly,

OSLER, HOSKIN & HARCOURT LLP


/s/ Osler, HOSKIN & HARCOURT LLP



EAS/DAB